Exhibit 4(a)
THIRD AMENDING AGREEMENT
(Syndicated Term Credit Facility)
THIS AGREEMENT is made as of September 20, 2005
BETWEEN:
POTASH CORPORATION OF SASKATCHEWAN INC., a corporation subsisting under the laws of Canada (hereinafter referred to as the “Borrower”),
OF THE FIRST PART,
- and -
THE FINANCIAL INSTITUTIONS SET FORTH ON SCHEDULE A HERETO AND ON THE SIGNATURE PAGES HEREOF UNDER THE HEADING “LENDERS:” (hereinafter referred to collectively as the “Lenders” and individually as a “Lender”),
OF THE SECOND PART,
- and -
THE BANK OF NOVA SCOTIA, a Canadian chartered bank, as agent of the Lenders (hereinafter referred to as the “Agent”),
OF THE THIRD PART.
                    WHEREAS the parties hereto have agreed to amend and supplement certain provisions of the Credit Agreement as hereinafter set forth;
                    NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:
1.          Interpretation
1.1.       In this Agreement and the recitals hereto, unless something in the subject matter or context is inconsistent therewith:
“Agreement” means this agreement, as amended, modified, supplemented or restated from time to time.

“Credit Agreement” means the term credit agreement made as of September 25, 2001 between the Borrower, the Lenders listed in Schedule A thereto and such other financial institutions as become party thereto, as lenders, and the Agent, as amended by an amending agreement made as of September 23, 2003 and a Second Amending Agreement made as of September 21, 2004.
“Guarantee” means the Guarantee Agreement made as of September 25, 2001 by the Guarantor in favour of the Agent and the Lenders pursuant to which the Guarantor guaranteed all of the Obligations of the Borrower.
“Guarantor” means PCS Nitrogen, Inc.
1.2.       Capitalized terms used herein without express definition shall have the same meanings herein as are ascribed thereto in the Credit Agreement.
1.3.       The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreements supplemental hereto.
1.4.       This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
2.          Amendments and Supplements
2.1.       Amendments to Applicable Margin. Section 1.01 of the Credit Agreement is hereby amended by deleting the existing definition of “Applicable Margin” in its entirety and substituting the following therefor:
“Applicable Margin” means, at any time, the applicable rate per annum set forth in the table below for the applicable S&P rating and the applicable Utilization Rate:

S&P’s Corporate Credit
or Unsecured Debt
Rating of Borrower	Utilization Rate
	≤ 1/2	> 1/2
A- or above	0.35% per annum	0.45% per annum
BBB+	0.45% per annum	0.55% per annum
BBB	0.55% per annum	0.65% per annum
BBB-	0.75% per annum	0.85% per annum
BB+ or below or unrated	1.00% per annum	1.10% per annum

2.2.       Deletion of Definition of “Conversion Date”. Section 1.01 of the Credit Agreement is hereby amended by deleting the existing definition of “Conversion Date” in its entirety.
2.3.       Amendment to Definition of “Maturity Date”. Section 1.01 of the Credit Agreement is hereby amended by deleting the existing definition of “Maturity Date” in its entirety and substituting the following therefor:
“Maturity Date” means, in respect of the Outstanding Accommodation and other Obligations outstanding to a given Lender, September 30, 2010 or such later date to which the same may be extended from time to time with respect to a given Lender in accordance with Section 1.13.
2.4.       Deletion of Definition of “Repayment Amount”. Section 1.01 of the Credit Agreement is hereby amended by deleting the existing definition of “Repayment Amount” in its entirety.
2.5.       Amendments to Standby Fee Rate. Section 1.01 of the Credit Agreement is hereby amended by deleting the existing definition of “Standby Fee Rate” in its entirety and substituting the following therefor:
“Standby Fee Rate” means, at any time, the applicable rate per annum set forth in the table below opposite the applicable S&P rating:

S&P’s Corporate Credit or
Unsecured Debt Rating
of Borrower	Standby Fee Rate
A- or above	0.08% per annum
BBB+	0.10% per annum
BBB	0.125% per annum
BBB-	0.15% per annum
BB+ or below or unrated	0.20% per annum

2.6.       Extensions of Maturity Date. Section 1.13 of the Credit Agreement is hereby deleted in its entirety (including the heading of such Section) and the following new Section 1.13 is substituted therefor (including the heading of such Section):
1.13     Extensions of Maturity Date; Replacement of Non-Extending Lenders.
(1)	In this Section:

(a)	“Extension Request” means a written request by the Borrower to the Requested Lenders to extend the Maturity Date applicable to such Lenders by one year, which request shall include an officer’s certificate of the

Borrower certifying that no Default or Event of Default has occurred and is continuing; and

(b)	“Requested Lenders” means those Lenders which are not then Non-Extending Lenders.
(2)     The Borrower may, once in each calendar year, request the Requested Lenders to extend the Maturity Date applicable to such Lenders by one year by delivering to the Agent an executed Extension Request; provided that, such request may not be made more than 90 days or less than 60 days before September 30 in such calendar year.
(3)     Upon receipt from the Borrower of an executed Extension Request, the Agent shall promptly deliver to each Requested Lender a copy of such request, and each Requested Lender shall, within 30 days after receipt of the Extension Request by the Agent, provide to the Agent and the Borrower either (a) written notice that such Requested Lender (each, an “Extending Lender”) agrees, subject to Section 1.13(4) below, to the extension of the current Maturity Date applicable to it by one year or (b) written notice (each, a “Notice of Non-Extension”) that such Requested Lender (each, a “Non-Extending Lender”) does not agree to such requested extension; provided that, if any Requested Lender shall fail to so notify the Agent and the Borrower, then such Requested Lender shall be deemed to have delivered a Notice of Non-Extension and shall be deemed to be a Non-Extending Lender. The determination of each Lender whether or not to extend the Maturity Date applicable to it shall be made by each individual Lender in its sole discretion.
(4)     If the Extending Lenders have the majority of the Individual Commitments under the Credit Facility, the Maturity Date shall be extended by one year for each of the Extending Lenders. If the Extending Lenders do not have at least a majority of the Individual Commitments under the Credit Facility, the Maturity Date shall not be extended for any of the Requested Lenders. For certainty, the Maturity Date for a Non-Extending Lender shall not be extended, regardless of whether or not the Maturity Date is extended for the Extending Lenders as aforesaid.
(5)     This Section shall apply from time to time to facilitate successive extensions and requests for extension of the Maturity Date. If, as of September 30 in the calendar year of a requested extension of the Maturity Date, a Default or Event of Default exists, the Maturity Date shall not be extended, notwithstanding any other provision hereof to the contrary, for an Extending Lender unless (a) such Extending Lender has waived such Default or Event of Default in writing and (b) Extending Lenders having a majority of the Individual Commitments under the Credit Facility have waived such Default or Event of Default in writing.

(6)     The Borrower shall have the right, at its option, to (a) replace Non-Extending Lenders under the Credit Facility (by causing them to assign their rights and interests under the Credit Facility to additional financial institutions which have agreed to become Lenders or by increasing the Individual Commitments of existing Lenders under the Credit Facility with, in the latter case, the consent of such increasing Lenders, or any combination thereof), (b) repay the Obligations outstanding to Non-Extending Lenders under the Credit Facility and cancelling their Individual Commitments (without corresponding repayment to other Lenders), or (c) any combination of the foregoing, provided that the Maturity Date has been extended in accordance with the most recent Extension Request delivered by the Borrower pursuant to
Section 1.13(2) and further provided that increases in the Individual Commitments of existing Lenders and the addition of new financial institutions as Lenders shall require the consent of the Agent, such consent not to be unreasonably withheld.
(7)     In order to give effect to the provisions of Section 1.13(6) (but subject to such provisions), the Borrower may, from time to time:
(a)	require any Non-Extending Lender to assign all of its rights, benefits and interests under the Loan Documents, its Individual Commitment and all of its Outstanding Accommodation and other Obligations (collectively, the “Assigned Interests”) to (i) any other Lenders which have agreed to increase their Individual Commitments and purchase the Assigned Interests, and (ii) to third party financial institutions selected by the Borrower. The Borrower shall provide the Agent with 10 Banking Days’ prior written notice of its desire to proceed under this Section. The assignment of the Assigned Interests shall be effective upon: (A) execution and delivery of assignment documentation satisfactory to the relevant Non-Extending Lender, the relevant assignee, the Borrower and the Agent (each acting reasonably); (B) upon payment to the relevant Non-Extending Lender by the relevant assignee of an amount equal to all of such Lender’s Outstanding Accommodation being assigned and all accrued but unpaid interest and fees hereunder in respect of the Outstanding Accommodation and Individual Commitment being assigned; (C) upon payment by the relevant assignee to the Agent (for the Agent’s own account) of the assignment fee contemplated in Section 15.06; and (D) upon provision satisfactory to the Non-Extending Lender (acting reasonably) being made for any costs, losses, premiums or expenses incurred by such Lender by reason of the liquidation or re-deployment of deposits or other funds in respect of LIBOR Loans outstanding hereunder which comprise part of the Assigned Interests. Upon such assignment and transfer, the assigning Non-Extending Lender shall have no further right, interest, benefit or obligation in respect of the Assigned Interests and the assignee thereof shall succeed to the position of such Lender as if the same was an original party hereto in the place and stead of such Non-Extending Lender and such assignee shall be deemed to be an Extending Lender for all purposes of this Agreement; for such purpose, the assignee shall execute and deliver an assignment substantially in the form of Schedule C hereto and such other documentation as may be reasonably required by the Agent and the Borrower to confirm its agreement to be bound by the provisions hereof as a Lender and to give effect to the foregoing; and

(b)	to the extent that the Borrower has not caused any Non-Extending Lender to assign its rights, benefits and interests to another Lender or other financial institution as provided in subparagraph (a) above, repay to such Non-Extending Lender, at any time while such Lender continues to be a Non-Extending Lender, all such Lender’s Outstanding Accommodation, together with all accrued but unpaid interest and fees thereon and with respect to its Individual Commitment, without making corresponding repayment to the other Lenders and, upon such repayment and provision satisfactory to the relevant Non-Extending Lender (acting reasonably) being made for any costs, losses, premiums or expenses incurred by such Lender by reason of a liquidation or re-deployment of deposits or other funds in respect of the repayment of LIBOR Loans comprising part of such Lender’s Outstanding Accommodation, the Borrower may cancel such Lender’s Individual Commitment. Upon completion of the foregoing, such Non-Extending Lender shall have no further right, interest, benefit or obligation in respect of the Credit Facility and the Credit Facility shall be reduced by the amount of such Lender’s cancelled Individual Commitment thereunder.
2.7.       Five Year Revolving Term Credit Facility. Section 2.03 of the Credit Agreement is hereby deleted in its entirety (including the heading of such Section) and the following new Section 2.03 is substituted therefor (including the heading of such Section):
2.03     Availability and Nature of the Credit Facility; Reductions of Unutilized Portion.
(1)     Subject to the terms and conditions hereof, the Borrower may obtain Accommodations and have Loans outstanding under the Credit Facility in respect of the Individual Commitments of a given Lender prior to, and only prior to, the Maturity Date applicable to such Lender.
(2)     The Credit Facility shall be a revolving credit facility: that is, the Borrower may increase or decrease Loans under the Credit Facility by obtaining Accommodations, making repayments and obtaining further Accommodations.
(3)     For certainty, and notwithstanding any other provision hereof to the contrary, in no event shall a Lender be required to fund, participate in, or otherwise provide any portion of a Loan after the Maturity Date applicable to such Lender (whether by way of Accommodation, rollover under Article 5, conversion under Article 6 or otherwise); in particular, and in addition to and without limiting the foregoing, in no event shall a Lender be required to fund, participate in, or otherwise provide any portion of a LIBOR Loan which has an Interest Period which will expire after the Maturity Date applicable to such Lender. In the event the Borrower requests a LIBOR Loan which has an Interest Period which will expire after the Maturity Date applicable to a Lender, the Pro Rata Shares of such LIBOR Loan shall be determined and funded without reference to and excluding the Individual Commitment of such Lender.
(4)     The Borrower may, from time to time on or prior to the Maturity Date and upon two Banking Days’ notice to the Agent, reduce the amount of the Credit Facility to the extent the Credit Facility is not utilized. Upon any change in the amount of the Credit Facility (other than a reduction thereof by reason of a prepayment pursuant to Section 1.13), the Individual Commitment of each Lender shall thereupon be correspondingly changed by an amount equal to such Lender’s Pro Rata Share of the amount of such change in the amount of the Credit Facility.
2.8.       Drawdown Notice. Section 4.01 of the Credit Agreement is hereby amended by deleting the phrase “prior to the Conversion Date” on the fourth line thereof and substituting therefor the phrase “, subject to Section 2.03,”.
2.9.       One Borrowing. Section 4.02 of the Credit Agreement is hereby deleted in its entirety.
2.10.     No Term-Out Increase in Interest Rates. The last sentence in Section 7.01 of the Credit Agreement is hereby deleted in its entirety.
2.11.     Repayment. Section 9.01 of the Credit Agreement is hereby deleted in its entirety (including the heading of such Section) and the following new Section 9.01 is substituted therefor (including the heading of such Section):
9.01 Mandatory Repayment on Maturity Date. Subject to Section 13.01, the Borrower shall repay or pay, as the case may be, to the Agent, on behalf of each Lender, all of the Outstanding Accommodation and other Obligations owing by the Borrower to such Lender on or before the Maturity Date applicable to such Lender.
2.12.     Voluntary Prepayments. Subsection 9.02(b) of the Credit Agreement is hereby deleted in its entirety.
2.13.     Conditions Precedent to All Accommodations. Section 12.01(a) of the Credit Agreement is hereby amended to add “Default or” immediately prior to the phrase “Event of Default” on the first line thereof.
2.14.     Fee Payable in respect of Conversion to Five Year Revolving Term Credit Facility and Other Amendments. The Borrower hereby agrees to pay to the Agent, for each Lender, the fee (in United States dollars) previously agreed between the Borrower and such Lender pursuant to the invitation letter to such Lender dated July, 2005 (which invitation letter outlined the amendments and supplements contemplated hereby).
2.15.     New Schedule A; Revised Individual Commitments. Schedule A to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule A hereto to reflect changes in the Individual Commitments of Lenders and the deletion of Export Development Canada as a Lender.
2.16.     Release of Guarantee. The Lenders and the Agent hereby acknowledge and confirm their agreement to release the Guarantee upon the satisfaction of the conditions precedent set forth in Section 4 hereof; upon satisfaction of such conditions:
(a)	(i) each reference in the Credit Agreement to “the Guarantee” shall be deleted and (ii) each reference in the Credit Agreement to “the Guarantor” shall be deleted and “PCS Nitrogen, Inc.” shall be substituted therefor;

(b)	Section 13.01(m) of the Credit Agreement is hereby deleted in its entirety; and

(c)	the Agent is hereby authorized and directed (at the cost and expense of the Guarantor) to execute and deliver a release of the Guarantee in favour of the Guarantor (such release to be in form and substance satisfactory to the Agent) and to take all such other steps and actions as may be reasonably requested by the Guarantor to evidence or give effect to such release.
3.          Representations and Warranties
               The Borrower hereby represents and warrants as follows to each Lender and the Agent and acknowledges and confirms that each Lender and the Agent is relying upon such representations and warranties:
(a)	Capacity, Power and Authority
(i)	It is duly incorporated and is validly subsisting under the laws of its jurisdiction of incorporation and has all the requisite corporate capacity, power and authority to carry on its business as presently conducted and to own its property; and

(ii)	It has the requisite corporate capacity, power and authority to execute and deliver this Agreement.
(b)	Authorization; Enforceability

It has taken or caused to be taken all necessary action to authorize, and has duly executed and delivered, this Agreement, and this Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, winding up, insolvency, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally and to the equitable and statutory powers of the courts having jurisdiction with respect thereto.

(c)	Compliance with Other Instruments

The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated herein do not conflict with, result in any breach or violation of, or constitute a default under the terms, conditions or provisions of its articles, by-laws or other constating documents or any unanimous shareholder agreement relating to, the Borrower or of any law, regulation, judgment, decree or order binding on or applicable to the Borrower or to which its property is subject or of any material agreement, lease, licence, permit or other instrument to which the Borrower or any of its Subsidiaries is a party or is otherwise bound or by which any of them benefits or to which any of their property is subject and do not require the consent or approval of any Official Body or any other party.
               The representations and warranties set out in this Agreement shall survive the execution and delivery of this Agreement and the making of each Accommodation, notwithstanding any investigations or examinations which may be made by or on behalf of the Agent, the Lenders or Lenders’ counsel. Such representations and warranties shall survive until the Credit Agreement has been terminated.
4.          Conditions Precedent
               The amendments and supplements to the Credit Agreement contained herein shall be effective upon, and shall be subject to, the satisfaction of the following conditions precedent:
(a)	the Borrower shall have paid to the Agent, for each Lender, the fees required to be paid pursuant to Section 2.14 hereof; and

(b)	the Borrower shall have delivered to the Agent an officer’s certificate of the Borrower: (i) confirming that there have been no changes to the articles and by-laws of the Borrower since September 22, 2003 (being the date of the most recent certified copy of the same delivered to the Agent), (ii) attaching a certified copy of its resolutions authorizing the execution and delivery of this Agreement, and (iii) confirming the incumbency of the officers of the Borrower executing this Agreement (such certificate to be dated on or after the date hereof).
The foregoing conditions precedent are inserted for the sole benefit of the Lenders and the Agent and may be waived in writing by the Lenders, in whole or in part (with or without terms and conditions).
5.          Confirmation of Credit Agreement and other Loan Documents
               The Credit Agreement and the other Loan Documents to which the Borrower is a party and all covenants, terms and provisions thereof, except as expressly amended and supplemented by this Agreement, shall be and continue to be in full force and effect and the Credit Agreement as amended and supplemented by this Agreement and each of the other Loan Documents to which the Borrower is a party is hereby ratified and confirmed and shall from and after the date hereof continue in full force and effect as herein amended and supplemented, with such amendments and supplements being effective from and as of the date hereof upon satisfaction of the conditions precedent set forth in Section 4 hereof.
6.          Further Assurances
               The parties hereto shall from time to time do all such further acts and things and execute and deliver all such documents as are required in order to effect the full intent of and fully perform and carry out the terms of this Agreement.
7.          Enurement
               This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.
8.          Counterparts
               This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Such executed counterparts may be delivered by facsimile transmission and, when so delivered, shall constitute a binding agreement of the parties hereto.
               IN WITNESS WHEREOF the parties hereto have executed this Agreement.

POTASH CORPORATION OF SASKATCHEWAN INC.
By:	/s/ Wayne R. Brownlee
	Name:	Wayne R. Brownlee
	Title:	Sr. Vice President, Treasurer & CFO

By:	/s/ Denis A. Sirois
	Name:	Denis A. Sirois
	Title:	Vice President & Corporate Controller

LENDERS: THE BANK OF NOVA SCOTIA
By:	/s/ Jeff Cebryk
	Name:	Jeff Cebryk
	Title:	Director

ROYAL BANK OF CANADA
By:	/s/ Michael Manion
	Name:	Michael Manion
	Title:	Authorized Signatory

By:
Name:
Title:

CREDIT SUISSE, TORONTO BRANCH (formerly known as Credit Suisse First Boston, Toronto Branch)
By:	/s/ Alain Daoust
	Name:	Alain Daoust
	Title:	Director

By:	/s/ Duncan D. Webb
	Name:	Duncan D. Webb
Title:

BANK OF AMERICA, N.A., CANADA BRANCH
By:	/s/ Nelson Lam
	Name:	Nelson Lam
	Title:	Vice President

By:
Name:
Title:

COMERICA BANK
By:	/s/ Nick Christopoulos
	Name:	Nick Christopoulos
	Title:	Vice President

By:
Name:
Title:

BANK OF MONTREAL
By:	/s/ R. Wright
	Name:	R. Wright
	Title:	Vice President

By:
Name:
Title:

BANK OF TOKYO-MITSUBISHI (CANADA)
By:	/s/ Y. Motooka
	Name:	Y. Motooka
	Title:	EVP & GM

By:	/s/ Davis J. Stewart
	Name:	Davis J. Stewart
	Title:	Senior Vice President

BNP PARIBAS (CANADA)
By:	/s/ Allan Fordyce
	Name:	Allan Fordyce
	Title:	Director

By:	/s/ Don R. Lee
	Name:	Don R. Lee
	Title:	Managing Director Corporate Banking

HSBC BANK CANADA
By:	/s/ Greg Gannett
	Name:	Greg Gannett
	Title:	Associate Director, Corporate & Institutional Banking

By:	/s/ Sarah Yee
	Name:	Sarah Yee
	Title:	Analyst, Corporate & Institutional Banking

RABOBANK NEDERLAND, CANADIAN BRANCH
By:	/s/ Rommel J. Domingo
	Name:	Rommel J. Domingo
	Title:	Vice President

By:	/s/ Peter Greenberg
	Name:	Peter Greenberg
	Title:	Managing Director

SOCIÉTÉ GÉNÉRALE (CANADA)
By:	/s/ David Baldoni
	Name:	David Baldoni
	Title:	Managing Director

By:	/s/ Francois Laliberté
	Name:	Francois Laliberté
	Title:	Managing Director

AGENT: THE BANK OF NOVA SCOTIA, in its capacity as Agent
By:	/s/ Jeff Cebryk
	Name:	Jeff Cebryk
	Title:	Director

Schedule A
Individual Commitments

Name and Address of Lender		Individual Commitment

The Bank of Nova Scotia		U.S.$130,000,000
Corporate Banking
Suite 2000, 700 – 2nd Street S.W.
Calgary, Alberta
T2P 2N7

Attention:	Jeff Cebryk
Facsimile:	(403) 221-6497

Royal Bank of Canada		U.S.$125,000,000
5th Floor, South Tower
Royal Bank Plaza
Toronto, Ontario
M5J 2W7

Attention:	Michael Manion
Facsimile:	(416) 842-5320

Credit Suisse, Toronto Branch		U.S.$100,000,000
1 First Canadian Place, Suite 3000
P.O. Box 301
Toronto, Ontario
M5X 1C9

Attention:	Alain Daoust
Facsimile:	(416) 352-4576

Bank of America, N.A., Canada Branch		U.S.$60,000,000
Consumer Products Group – Portfolio Management
231 S. La Salle Street
IL 231-10-06
Chicago, Illinois
60697

Attention:	Michael Munaco
Facsimile:	(312) 987-5614

Comerica Bank		U.S.$35,000,000
Suite 2210, Royal Bank Plaza, South Tower
200 Bay Street
P.O. Box 61
Toronto, Ontario
M5J 2J2

Attention:	Nick Christopoulos, Vice President
Facsimile:	(416) 367-2460

Bank of Montreal		U.S.$75,000,000
4th Floor
1 First Canadian Place
P.O. Box 150
Toronto, Ontario
M5X 1H3

Attention:	Robert Wright
Facsimile:	(416) 359-7796

Bank of Tokyo-Mitsubishi (Canada)		U.S.$50,000,000
Vancouver Office
950 – 666 Burrard Street
Vancouver, British Columbia
V6C 3L1

Attention:	Davis J. Stewart, Vice President
Corporate Banking Group
Facsimile:	(604) 691-7311

BNP Paribas (Canada)		U.S.$25,000,000
77 King Street West
Suite 4100, Royal Trust Tower
Toronto, Ontario
M5K 1N8

Attention:	Allan Fordyce, Director
Facsimile:	(416) 947-3538

HSBC Bank Canada		U.S.$50,000,000
2210, 777 -8th Avenue S.W.
Calgary, Alberta
T2P 3R5

Attention:	Head of Corporate & Institutional
Banking, Western Region
Facsimile:	(403) 693-8616

Rabobank Nederland, Canadian Branch		U.S.$50,000,000
77 King Street West, Suite 4520
Royal Trust Tower, TD Centre
P.O. Box 57
Toronto, Ontario
M5K 1E7

Attention:	Andrew Chewpa, Vice President
Facsimile:	(416) 941-9750

Société Générale (Canada)		U.S.$50,000,000
100 Yonge Street
Scotia Plaza, Suite 1002
Toronto, Ontario
M5C 2W1

Attention:	Michel Hurtubise
Facsimile:	(416) 364-1879